UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2014

American Casino & Entertainment Properties LLC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-52975 (Commission File Number)	20-0573058 (I.R.S. Employer Identification No.)

2000 Las Vegas Boulevard South, Las Vegas, Nevada	89104
(Address of principal executive offices)	(Zip Code)

(702) 380-7777

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 24, 2014, American Casino & Entertainment Properties LLC (the “Borrower”) entered into the Amendment to First Lien Credit and Guaranty Agreement by and among the Borrower, certain subsidiaries of the Borrower, as guarantors (the “Guarantors”), the Lenders party thereto, the Repricing Term Lenders referred to therein, and Deutsche Bank AG New York Branch (“DBNY”), as administrative agent and collateral agent (the “Amendment”). The Amendment amended the Company’s First Lien Credit and Guaranty Agreement, dated as of July 3, 2013, by and among Borrower, Guarantors, the lenders party thereto from time to time and DBNY as administrative agent and collateral agent (as amended, the “Credit Agreement”).

The Amendment provides for a new tranche of term loans in an aggregate principal amount of $213,925,000 (the “Repriced Term Loans”). The proceeds from the Repriced Terms Loans were used to refinance the Term Loans outstanding under the Credit Agreement.

Among other changes, the Amendment reduces the interest rates on the Term Loans by 125 basis points per annum. Interest will now accrue, at the Borrower’s election, (i) at the adjusted eurodollar rate plus 3.50% per annum or (ii) at the Base Rate plus 2.50% per annum. Additionally, the minimum adjusted eurodollar rate was reduced by 25 basis points from 1.25% per annum to 1.00% per annum.

The Amendment is attached as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Amendment to First Lien Credit and Guaranty Agreement, dated February 24, 2014, by and among the Borrower, certain subsidiaries of the Borrower, the Guarantors, the Lenders party thereto, the Repricing Term Lenders referred to therein, and DBNY as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
(Registrant)

By:	/s/ Edward W. Martin, III
Edward W. Martin, III
Chief Financial Officer and Treasurer

Date: February 27, 2014